AXM PHARMA PROVIDES THIRD QUARTER 2005 UPDATE

 LAS VEGAS, NV — November 22, 2005 -- AXM Pharma, Inc. (AMEX: AXJ), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, today announced preliminary financial results for its third quarter ended September 30, 2005.

Revenue for the third quarter of 2005 totaled approximately $224,000; in the comparable period in 2004, the Company had no operating revenues.  While the Company has not yet completed its preparation of its third quarter financial statements, it currently estimates that its net loss for the period was approximately $(3.3-3.6 million), or $(0.16-0.18) per fully diluted share, compared to a net loss of $(3,148,745) for the comparable period in 2004, or $(0.22) per fully diluted share.

The Company has had to delay the filing of its report on Form 10Q for the third quarter of 2005 because of the need to first prepare and file a restatement of its second quarter financial statements, as previously announced on October 31, 2005.  The Company filed an amended report on Form 10Q/A for the second quarter ended June 30, 2005 on Monday, November 21, 2005, reflecting the restated financial results.  The Company is currently in the process of preparing its financial statements for the third quarter of 2005, and anticipates filing its Form 10Q for the third quarter ended September 30, 2005 no later than November 30, 2005.

About AXM Pharma Inc.

AXM Pharma Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China.  AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc, please visit http://www.axmpharma.com or call the Company’s investor relations firm, the MKR Group, at 818-556-3700.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company’s opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company’s products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group, LLC

818-556-3700

ir@mkr-group.com